Exhibit 99.1

Sanofi to Acquire Dynavax, Adding a Marketed Adult Hepatitis B Vaccine and Phase 1/2 Shingles

Candidate to the Pipeline

Dynavax stockholders to receive $15.50 in cash, a 39% premium to Dynavax closing share price on

December 23, 2025

Emeryville, CA. December 24, 2025. Sanofi announced today that it has entered into an agreement to acquire Dynavax Technologies Corporation (Nasdaq: DVAX), a publicly traded vaccines company with a marketed adult hepatitis B vaccine (HEPLISAV-B®) and a differentiated shingles vaccine candidate. The acquisition augments Sanofi’s presence in adult immunization by bringing together Dynavax’s vaccines with Sanofi’s global scale, development capabilities and commercial reach.

Dynavax’s adult hepatitis B vaccine HEPLISAV-B is currently marketed in the US and is differentiated by its two-dose regimen over one month, which enables high levels of seroprotection faster than other hepatitis B vaccines, which are given in three doses over six months.

The acquisition also includes Dynavax’s shingles vaccine candidate (Z-1018), which is currently in phase 1/2 clinical development, and additional vaccine pipeline projects.

“Dynavax enhances Sanofi’s adult immunization presence by adding differentiated vaccines that complement Sanofi’s expertise,” said Thomas Triomphe, Executive Vice President, Vaccines, Sanofi. “Its marketed adult hepatitis B vaccine and shingles candidate bring new options to our portfolio and underscore our commitment to providing vaccine protection across the lifespan.”

“Joining Sanofi will provide the global scale and expertise needed to maximize the impact of our vaccine portfolio,” said Ryan Spencer, Chief Executive Officer, Dynavax. “We believe Sanofi’s commercial reach, development capabilities and commitment to evidence-based immunization will amplify the opportunity for HEPLISAV-B and our innovative pipeline to address important public health needs, further advancing our mission to help protect the world against infectious disease. We are confident that this transaction – and the compelling value it provides – is in the best interests of the Company and its stockholders.”

Dynavax believes hepatitis B and shingles represent a significant public unmet health need and adult vaccination opportunities. In the US alone, nearly 100 million adults born before 1991 remain unvaccinated, with many potentially at risk for infection. Chronic infection with the hepatitis B virus can cause liver damage and lead to cirrhosis and liver cancer. Shingles, which is caused by the varicella zoster virus, affects one in three adults over their lifetime, according to the World Health Organization. In most people shingles causes a painful, itchy rash, but in some cases it can lead to long-term nerve pain, serious eye infections that can damage the vision and, rarely, dangerous inflammation of the brain.

Financial considerations

Under the terms of the merger agreement, Sanofi will commence a cash tender offer to acquire all outstanding shares of Dynavax for $15.50 per share in cash, reflecting a total equity value of approximately $2.2 billion.

The offer price represents a premium of approximately 39% over the closing price of Dynavax on December 23, 2025 and a premium of approximately 46% over the 3-month volume-weighted average price (VWAP) of Dynavax as of December 23, 2025.

The transaction has been unanimously approved by the Dynavax board of directors. The consummation of the tender offer is subject to customary closing conditions, including the tender of a number of shares of Dynavax common stock that represent at least a majority of the outstanding shares of Dynavax common stock, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain foreign regulatory filings and clearances and other customary conditions.

If the tender offer is successfully completed, then following the successful completion of the tender offer, a wholly owned subsidiary of Sanofi will merge with and into Dynavax, and all of the outstanding Dynavax common stock that are not tendered in the tender offer will be converted into the right to receive the same $15.50 per share in cash offered to Dynavax shareholders in the tender offer.

Sanofi plans to fund the acquisition with available cash resources. Subject to the satisfaction or waiver of customary closing conditions, the transaction is expected to close in the first quarter of 2026.

Centerview Partners LLC and Goldman Sachs & Co. LLC are acting as financial advisors to Dynavax, and Cooley LLP is acting as its legal counsel.

About HEPLISAV-B

HEPLISAV-B is an adult hepatitis B vaccine that combines hepatitis B surface antigen with Dynavax’s vaccine adjuvant, a toll-like receptor (TLR) 9 agonist, to enhance the immune response.

HEPLISAV-B is a shot given to adults 18 years of age and older to help prevent infection caused by the hepatitis B virus. HEPLISAV-B is usually given in the arm muscle. HEPLISAV-B is given in two doses, one month apart, by a healthcare provider.

IMPORTANT SAFETY INFORMATION

Do not administer HEPLISAV-B to individuals with a history of severe allergic reaction (e.g., anaphylaxis) after a previous dose of any hepatitis B vaccine or to any component of HEPLISAV-B, including yeast.

Appropriate medical treatment and supervision must be available to manage possible anaphylactic reactions following administration of HEPLISAV-B.

Immunocompromised persons, including individuals receiving immunosuppressant therapy, may have a diminished immune response to HEPLISAV-B.

Hepatitis B has a long incubation period. HEPLISAV-B may not prevent hepatitis B infection in individuals who have an unrecognized hepatitis B infection at the time of vaccine administration.

The most common patient-reported adverse reactions reported within 7 days of vaccination were injection site pain (23%-39%), fatigue (11%-17%), and headache (8%-17%).

There are no adequate and well-controlled studies of HEPLISAV-B in pregnant individuals. Available data, primarily in individuals who received one dose of HEPLISAV-B in the 28 days prior to or during pregnancy, do not suggest an increased risk of major birth defects and miscarriage.

It is not known whether HEPLISAV-B is excreted in human milk.

Data are not available to assess the effects of HEPLISAV-B on the breastfed infant or on milk production/excretion.

Vaccination with HEPLISAV-B may not result in protection of all vaccine recipients.

Talk to your healthcare provider to determine if HEPLISAV-B is right for you.

Please see full Prescribing Information

About Dynavax

Dynavax is a commercial-stage biopharmaceutical company developing and commercializing innovative vaccines to help protect the world against infectious diseases. Dynavax has two commercial products, HEPLISAV-B® vaccine [Hepatitis B Vaccine (Recombinant), Adjuvanted], which is approved in the U.S., the European Union and the United Kingdom for the prevention of infection caused by all known subtypes of hepatitis B virus in adults 18 years of age and older, and CpG 1018® adjuvant. For more information about Dynavax’s marketed products and development pipeline, visit www.dynavax.com.

Dynavax Note Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this press release, other than purely historical information, including statements relating to the sale of Dynavax and any statements relating to Dynavax’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of December 23, 2025 by and among Dynavax, Samba Merger Sub, Inc., and Sanofi (the “Merger Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement, including the time and benefits thereof, and the possibility of any termination of the Merger Agreement; potential effect of the merger on Dynavax’s clinical pipeline, market share and beliefs that hepatitis B and shingles represent significant adult vaccination opportunities and important public health needs, and other statements that are not historical facts. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results and the timing of events may differ materially from those anticipated in such forward-looking statements because of risks associated with uncertainties which include, without limitation, risks related to the timing of the tender offer and the subsequent merger; whether sufficient stockholders of Dynavax will tender their shares in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the merger; risks associated with acquisitions, such as the risk that the effects of disruption from the transactions of Dynavax’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; as well as other risks related to Dynavax’s businesses detailed in Dynavax’s public filings with the SEC from time to time, including the most recent Annual Reports on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The reader is cautioned not to unduly rely on these forward-looking statements. Dynavax expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Additional Information for US Shareholders and Where to Find It

The tender offer for the outstanding shares of Dynavax common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Dynavax, nor is it a substitute for the tender offer materials that Sanofi and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the “SEC”)

upon commencement of the tender offer. At the time the tender offer is commenced, Sanofi and its acquisition subsidiary will file tender offer materials on Schedule TO, and Dynavax will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. HOLDERS OF SHARES OF DYNAVAX ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT DYNAVAX STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of Dynavax at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free on Dynavax’s website at https://investors.dynavax.com/sec-filings.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Sanofi files annual and special reports and other information with the SEC and Dynavax files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Sanofi and Dynavax at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Sanofi’s and Dynavax’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Dynavax Media and Investor Relations:

Paul Cox

Vice President, Investor Relations and Corporate Communications

pcox@dynavax.com

510-665-0499